Exhibit 5 and 23.0

October 4, 2001

Board of Directors
Optelecom, Inc.
9300 Gaither Road
Gaithersburg, Maryland 20877

Gentlemen:

    This firm represented Optelecom, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Company's Registration Statement on the Post Effective Amendment No. 1 to Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), in which the Company is registering 240,000 shares of its Common Stock, $.03 par value, for sale by the holders, 140,000 of which shall be immediately issued and 100,000 of which are subject to warrants with an exercise price of $2.00 per share (the "Shares").

    We are familiar with the Certificate of Incorporation and Bylaws, as amended, of the Company as they applied to, and with the corporate proceedings taken by the Company in connection with, the issuance of the Shares. In connection with this opinion, we have examined and relied upon the originals or copies of such agreements, memoranda, certificates, records and other documents ("Documents") as in our judgment are necessary to enable us to render the opinion expressed below. We have assumed, without investigation, the authenticity of all Documents submitted to us as originals or copies, the genuineness of all signatures, the conformity to original documents of all copies, the legal capacity of each individual who has executed Documents and the due authorization, execution and delivery of Documents by each party thereto other than the Company. As to factual matters, we have relied upon and assumed, without independent investigation, the completeness and accuracy of certificates of public officials and of officers of the Company. Nothing has come to our attention, however, that would cause us to believe that the information contained in such certificates is not true and correct in all material respects.

    Based upon a review of such documents and consideration of such matters of law and fact as we deem appropriate, we are of the opinion that the Shares have been or, in the case of Shares to be issued upon exercise of the warrants, if and when exercised pursuant to the terms of the warrants and the Certificate of Incorporation, will be legally issued by the Company and will be fully paid and nonassessable.

    This opinion is provided solely for the benefit of the addressee hereof and is not to be relied upon by any other person. We hereby consent to the use of this opinion and to the reference to our firm in the Registration Statement and any amendments thereto.

Very truly yours,
Karp, Frosh, Lapidus, Wigodsky & Norwind, P.A.